EXHIBIT 99.1

                    PRESS RELEASE OF NORTHWEST BANCORP, INC.



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NEWS RELEASE

FOR IMMEDIATE RELEASE

Warren, Pennsylvania October 26, 2009

NasdaqGS: NWSB

Contact: Jim Holding, Northwest Savings Bank (814) 728.7670

NORTHWEST SAVINGS BANK COMPLETES ACQUISITION

     Northwest Savings Bank has completed its acquisition of Keystone State Savings Bank, a Pennsylvania-chartered mutual savings bank with one branch office located at 905 Main Street, Sharpsburg, Pennsylvania. The branch opened as an office of Northwest Savings Bank at 9:00 AM on Monday, October 26. Chris Martin, President of the Southwest Region of Northwest Savings Bank, made the announcement.

     Northwest Savings Bank will operate the office as a full-service community banking center, Northwest's twenty-ninth in the Greater Pittsburgh area, offering not only Northwest's entire range of checking, savings and retirement savings programs, but also lending programs to serve all home borrowing, personal and business needs. Customers may also access Northwest's business and investment management and trust services at the new Sharpsburg Office.

     Pursuant to the merger agreement, to reflect the value of Keystone State Savings based on an independent appraisal, upon the consummation of the merger, Northwest Bancorp, Inc., the mid-tier publicly traded holding company of Northwest Savings Bank, issued 76,106 shares of its stock to Northwest Bancorp, MHC, Northwest Savings Bank's top-tier mutual holding company.

     About Keystone State Savings Bank
     ---------------------------------

     Keystone State Savings Bank was founded in 1887. Prior to its acquisition, at September 30, 2009, it held assets of $24.6 million, deposits of $21.1 million and equity capital of $3.1 million.

     About Northwest Savings Bank
     ----------------------------

     Founded in 1896, Northwest Savings Bank, as of September 30, 2009, held assets of over $7 billion. With the merger, Northwest currently operates 171 community banking facilities in Pennsylvania, Ohio, New York, Maryland, and Florida. The stock of Northwest Bancorp, Inc., the parent company of Northwest Savings Bank, is traded on the NASDAQ Global Select Market under the symbol "NWSB."

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